BAKER & McKENZIE
                                Attorneys at Law

                              One Prudential Plaza
                             130 East Randolph Drive
                             Chicago, Illinois 60601


                                February 26, 1999

Board of Directors
Transaction Systems Architects, Inc.
224 South 108th Avenue
Omaha, Nebraska  68154

Re:      Transaction Systems Architects, Inc. (the "Company")

Gentlemen:

         We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 1,250,000 shares of the Company's Class A Common Stock, $.005 par value per share (the "Stock") to be issued by the Company pursuant to the Company's 1999 Stock Option Plan and 1999 Employee Stock Purchase Plan (together, the "Plans"). We have reviewed the Registration Statement, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the issuance of the shares of Stock, and such other documents, corporate records and questions of laws as we have deemed necessary to the rendering of the opinions expressed below.

         Based upon the foregoing, we are of the opinion that the 1,250,000 shares of Stock to be issued by the Company, as described in the Plans, will be legally issued, fully paid and non-assessable when issued and paid for in the manner contemplated in the Plans.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                              Very truly yours,



                                                              Baker & McKenzie